Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Third Quarter 2015 Results
SAN ANTONIO, Texas, October 29, 2015 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2015. Notable items for the third quarter and recent developments include:

•	Deployed four 1,500-horsepower AC new-build drilling rigs year-to-date with the final rig to be completed by year end.

•	Well servicing rig utilization was 62% in the third quarter, with average pricing of $577 per hour.

•	Drilling utilization in the third quarter was 49% based on an average fleet of 36 rigs.

•	Amended revolving credit facility, which reduced overall facility capacity from $350 million to $300 million while allowing for more flexible covenants through 2017.
Consolidated Financial Results
Revenues for the third quarter of 2015 were $107.5 million, down 20% from revenues of $135.0 million in the second quarter of 2015 (“the prior quarter”) and down 61% from revenues of $273.3 million in the third quarter of 2014 (“the year-earlier quarter”). The decline from the prior and year-earlier quarters was due to reduced activity and pricing of services as a result of lower oil and gas prices.
Net loss for the third quarter of 2015 was $17.5 million, or $0.27 per share, compared with net loss of $77.3 million, or $1.20 per share, in the prior quarter and net income of $12.5 million, or $0.19 per diluted share, in the year-earlier quarter. Excluding the impact of impairment charges, net of taxes and valuation allowances, our Adjusted Net Loss(1) for the third quarter was $16.1 million and Adjusted EPS(2) was a loss of $0.25 per share, as compared to Adjusted Net Loss of $11.0 million, or $0.17 per share, in the prior quarter. Our Adjusted Net Income for the year-earlier quarter was $6.2 million or $0.09 per diluted share, which excludes an after-tax gain on sale of our fishing and rental operations in September 2014.
Third quarter Adjusted EBITDA(3) was $18.8 million, down 47% from $35.2 million in the prior quarter, which included a gain on disposal of assets of $4.4 million, and down 76% from $78.1 million in the year-earlier quarter which included a gain on the sale of our fishing and rental services operations of $10.7 million. The sequential decrease in Adjusted EBITDA was primarily attributable to a reduction in revenue from drilling rigs earning revenue under early terminated contracts, lower utilization in Colombia and start-up costs for three rigs that went back to work in Colombia late in the third quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $41.2 million in the third quarter, a 30% decrease from the prior quarter and a 68% decrease from the year-earlier quarter.
Average drilling revenues per day were $25,487 in the third quarter, down from $27,596 in the prior quarter and up slightly from $25,481 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $11,349 in the third quarter, down from $12,061 in the prior quarter and up from $7,787 in the year-earlier quarter. The increase in Drilling Services Segment margin per day in the third quarter as compared to the year-earlier quarter was primarily attributable to rigs earning early termination revenue but not working and the removal of 28 lower horsepower electric and mechanical drilling rigs from our fleet that typically earned a lower margin per day. The decline in Drilling Services Segment margin per day from the prior quarter was primarily due to additional expenses associated with the start-up costs of three rigs going back to work in Colombia in the third quarter. Excluding the impact from early terminated rigs earning revenue but not working, margin per day in the third quarter was approximately $7,200.
In response to the significant decline in oil prices, term contracts for 16 of our drilling rigs have been terminated early, resulting in approximately $53.0 million of early termination revenues. Revenues derived from these early terminations are deferred and recognized over the remainder of the original term of the drilling contracts. We recognized $11.7 million and $39.0 million of revenue for early termination payments during the three and nine months ended September 30, 2015, respectively, and $0.3 million in the fourth quarter of 2014.
As of September 30, 2015, we had 38 actively marketed drilling rigs in our fleet. We currently have 21 drilling rigs earning revenues under drilling contracts, of which 19 rigs are earning under term contracts. Five of these 19 rigs are earning early termination revenues. Three of our eight drilling rigs in Colombia are currently earning revenues under term contracts with a new client, and we are actively marketing the remainder of the rigs to various operators in Colombia.
We have deployed four 1,500 horsepower AC new-build drilling rigs under multi-year term contracts during 2015 and we expect to complete construction of the fifth rig by year end. The multi-year contract that was initially assigned to the fifth new-build drilling rig has been transferred to an existing AC rig in North Dakota that has a contract expiring in November 2015, thereby allowing us to market the fifth new-build rig to a new client, most likely in the Eagle Ford or Permian Basin.
Production Services Segment
Revenue for the Production Services Segment was $66.2 million in the third quarter, down 13% from the prior quarter and down 54% from the year-earlier quarter due to decreased activity and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 27% in the third quarter, down from 31% in the prior quarter and down from 38% in the year-earlier quarter. Production Services Segment margin is down as compared to the prior quarter due to continued weakening in activity and pricing, partially offset by actions we have taken to reduce our cost structure. Well servicing average pricing was $577 per hour in the third quarter, down from $595 in the prior quarter and $661 in the year-earlier quarter. Well servicing rig utilization was 62% in the third quarter, down from 73% in the prior quarter and 101% in the year-earlier quarter. Coiled tubing utilization was 25% in the third quarter, up slightly from 24% in the prior quarter and down from 56% in the year-earlier quarter.

Comments from Our President and CEO
"The severity of this market downturn underscores the prudence of our strategy to balance growth with a strong financial footing, which we initiated in 2013, well before the commodity price slump," said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.
"After a period of substantial expansion in 2011 and 2012, we changed our focus in 2013 and 2014 to a balanced approach between measured growth and debt reduction to strengthen our balance sheet and reduce our interest expense. We began selling certain non-strategic assets as early as 2013 with the proceeds directed at debt repayment and investment in select, high-return organic growth. As a result, we have reduced debt by $150 million since March 2013.
"We continue to carefully manage our balance sheet and cost structure, and with the last of our new-build drilling and well servicing rigs scheduled to be completed before year-end, capital spending will be limited to routine items until the market improves.
"In our Drilling Services Segment, we have significantly high-graded our US drilling fleet by adding leading-edge AC walking rigs, while at the same time, selling 28 mechanical and lower-horsepower SCR rigs. In Colombia, three drilling rigs have gone back to work; two under three-year term contracts and one under a one-year term contract, and we are having ongoing discussions to put other rigs back to work.
In our Production Services Segment, activity levels and pricing were hit again when the second pull back in oil pricing occurred during the summer. We have further reduced the amount of equipment we are actively marketing to realign our cost structure to the current demand levels. Despite the difficult market conditions, we are pleased with our overall safety and performance," Mr. Locke said.
Fourth Quarter Guidance
In the fourth quarter of 2015, drilling rig utilization is estimated to average 50% to 53%. Drilling Services Segment margin is estimated to be approximately $10,500 to $11,000 per day, which includes recognition of $9.2 million of revenues from rigs earning early termination revenue but not working. Excluding early termination revenue, we estimate Drilling Services Segment margin to be $7,700 to $8,200 per day in the fourth quarter.

Production Services Segment revenue in the fourth quarter is estimated to be down 13% to 17% compared to the third quarter. Production Services Segment margin is estimated to be 23% to 25% of revenues in the fourth quarter.
Liquidity
Working capital at September 30, 2015 was $43.6 million, down from $121.9 million at December 31, 2014. Our cash and cash equivalents were $35.7 million, up from $34.9 million at year-end 2014.
The increase in cash and cash equivalents during the nine months ended September 30, 2015 is primarily due to $139.1 million of cash provided by operating activities, which includes early termination payments made on certain drilling contracts, and $37.8 million of proceeds from the sale of assets, offset by $130.4 million used for purchases of property and equipment and $45.0 million used for debt repayment. We currently have $110 million outstanding and $17.3 million in committed letters of credit under our $300 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the third quarter were $46.4 million, including capitalized interest. We now estimate that our total cash capital expenditures for 2015 will be approximately $150 million to $160 million. The total 2015 capital expenditure budget includes partial payments for five 1,500-horsepower AC drilling rigs, nine well servicing rigs, eight wireline units, routine capital expenditures and certain drilling equipment that was ordered in 2014 but requires a long lead time for delivery.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until November 5. To access the replay, dial (201) 612-7415 and enter the pass code 13621728.

The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, gain on the sale of our fishing and rental services operations and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this news release.

(5)	Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating cost per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014

Revenues:
Drilling services	$41,238	$128,117	$58,559	$198,212	$373,627
Production services	66,242	145,150	76,452	238,093	398,486
Total revenues	107,480	273,267	135,011	436,305	772,113

Costs and expenses:
Drilling services	22,875	88,963	32,965	118,114	250,904
Production services	48,643	89,993	53,106	170,517	250,140
Depreciation and amortization	35,257	46,081	38,489	115,528	137,398
General and administrative	16,814	26,613	18,213	56,909	76,372
Bad debt expense (recovery)	(1,071)	19	394	(358)	456
Impairment charges	2,329	678	71,329	79,648	678
Loss (gain) on dispositions of property and equipment	605	142	(4,377)	(2,639)	(1,589)
Gain on sale of fishing and rental services operations	—	(10,702)	—	—	(10,702)
Gain on litigation	—	(1,324)	—	—	(4,200)
Total costs and expenses	125,452	240,463	210,119	537,719	699,457
Income (loss) from operations	(17,972)	32,804	(75,108)	(101,414)	72,656

Other (expense) income:
Interest expense, net of interest capitalized	(5,465)	(8,969)	(5,245)	(16,165)	(32,085)
Loss on extinguishment of debt	—	—	—	—	(22,482)
Other	(785)	(1,455)	486	(2,979)	360
Total other expense	(6,250)	(10,424)	(4,759)	(19,144)	(54,207)

Income (loss) before income taxes	(24,222)	22,380	(79,867)	(120,558)	18,449
Income tax (expense) benefit	6,682	(9,927)	2,586	13,718	(8,894)
Net income (loss)	$(17,540)	$12,453	$(77,281)	$(106,840)	$9,555

Income (loss) per common share:
Basic	$(0.27)	$0.20	$(1.20)	$(1.66)	$0.15
Diluted	$(0.27)	$0.19	$(1.20)	$(1.66)	$0.15

Weighted-average number of shares outstanding:
Basic	64,449	63,451	64,342	64,262	62,960
Diluted	64,449	65,876	64,342	64,262	65,167

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,679	$34,924
Receivables, net of allowance for doubtful accounts	81,973	190,201
Deferred income taxes	6,299	10,998
Inventory	8,995	14,117
Assets held for sale	2,065	9,909
Prepaid expenses and other current assets	5,927	8,925
Total current assets	140,938	269,074

Net property and equipment	778,696	856,541
Intangible assets, net of accumulated amortization	18,268	24,223
Noncurrent deferred income taxes	—	2,753
Other long-term assets	11,226	18,998
Total assets	$949,128	$1,171,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,072	$64,305
Current portion of long-term debt	—	27
Deferred revenues	14,772	3,315
Accrued expenses	47,463	79,545
Total current liabilities	97,307	147,192

Long-term debt, less current portion	410,000	455,053
Noncurrent deferred income taxes	48,745	69,578
Other long-term liabilities	4,193	4,702
Total liabilities	560,245	676,525
Total shareholders’ equity	388,883	495,064
Total liabilities and shareholders’ equity	$949,128	$1,171,589

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(106,840)	$9,555
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	115,528	137,398
Allowance for doubtful accounts	(358)	408
Gain on dispositions of property and equipment	(2,639)	(1,589)
Stock-based compensation expense	2,275	5,761
Amortization of debt issuance costs, discount and premium	1,737	2,193
Gain on sale of fishing and rental services operations	—	(10,702)
Loss on extinguishment of debt	—	22,482
Impairment charges	79,648	678
Deferred income taxes	(15,048)	5,395
Change in other long-term assets	438	8,247
Change in other long-term liabilities	(509)	(1,385)
Changes in current assets and liabilities	64,833	(23,511)
Net cash provided by operating activities	139,065	154,930

Cash flows from investing activities:
Purchases of property and equipment	(130,390)	(120,738)
Proceeds from sale of fishing and rental services operations	—	15,090
Proceeds from sale of property and equipment	37,803	7,197
Proceeds from insurance recoveries	227	—
Net cash used in investing activities	(92,360)	(98,451)

Cash flows from financing activities:
Debt repayments	(45,003)	(360,019)
Proceeds from issuance of debt	—	320,000
Debt issuance costs	(999)	(9,173)
Tender premium costs	—	(15,381)
Proceeds from exercise of options	781	8,280
Purchase of treasury stock	(729)	(1,132)
Net cash used in financing activities	(45,950)	(57,425)

Net increase (decrease) in cash and cash equivalents	755	(946)
Beginning cash and cash equivalents	34,924	27,385
Ending cash and cash equivalents	$35,679	$26,439

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Revenues	$41,238	$128,117	$58,559	$198,212	$373,627
Operating costs	22,875	88,963	32,965	118,114	250,904
Drilling Services Segment margin(1)	$18,363	$39,154	$25,594	$80,098	$122,723

Average number of drilling rigs	35.9	62.0	37.0	39.7	62.0
Utilization rate	49%	88%	63%	67%	86%

Revenue days - working	1,120	5,028	1,393	5,517	14,554
Revenue days - earning but not working	498	—	729	1,680	—
Total revenue days	1,618	5,028	2,122	7,197	14,554

Average revenues per day	$25,487	$25,481	$27,596	$27,541	$25,672
Average operating costs per day	14,138	17,694	15,535	16,412	17,240
Drilling Services Segment margin per day(2)	$11,349	$7,787	$12,061	$11,129	$8,432

Production Services Segment:
Revenues	$66,242	$145,150	$76,452	$238,093	$398,486
Operating costs	48,643	89,993	53,106	170,517	250,140
Production Services Segment margin(1)	$17,599	$55,157	$23,346	$67,576	$148,346

Combined:
Revenues	$107,480	$273,267	$135,011	$436,305	$772,113
Operating costs	71,518	178,956	86,071	288,631	501,044
Combined margin	$35,962	$94,311	$48,940	$147,674	$271,069

Adjusted EBITDA(3)	$18,829	$78,108	$35,196	$90,783	$211,092

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014

Combined margin	$35,962	$94,311	$48,940	$147,674	$271,069

General and administrative	(16,814)	(26,613)	(18,213)	(56,909)	(76,372)
Bad debt expense (recovery)	1,071	(19)	(394)	358	(456)
Loss (gain) on dispositions of property and equipment	(605)	(142)	4,377	2,639	1,589
Gain on sale of fishing and rental services operations	—	10,702	—	—	10,702
Gain on litigation	—	1,324	—	—	4,200
Other expense	(785)	(1,455)	486	(2,979)	360
Adjusted EBITDA(3)	18,829	78,108	35,196	90,783	211,092

Depreciation and amortization	(35,257)	(46,081)	(38,489)	(115,528)	(137,398)
Impairment charges	(2,329)	(678)	(71,329)	(79,648)	(678)
Interest expense	(5,465)	(8,969)	(5,245)	(16,165)	(32,085)
Loss on extinguishment of debt	—	—	—	—	(22,482)
Income tax (expense) benefit	6,682	(9,927)	2,586	13,718	(8,894)
Net income (loss)	$(17,540)	$12,453	$(77,281)	$(106,840)	$9,555

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,		June 30,
	2015	2014	2015

Net income (loss) as reported	$(17,540)	$12,453	$(77,281)
Impairment charges	2,329	678	71,329
Gain on sale of fishing and rental services operations	—	(10,702)	—
Tax benefit related to adjustments, net of valuation allowances	(862)	3,811	(5,028)
Adjusted net income (loss)(4)	$(16,073)	$6,240	$(10,980)

Basic weighted average number of shares outstanding, as reported	64,449	63,451	64,342
Effect of dilutive securities	—	2,425	—
Diluted weighted average number of shares outstanding, as adjusted	64,449	65,876	64,342

Adjusted (diluted) EPS(5)	$(0.25)	$0.09	$(0.17)

Diluted EPS as reported	$(0.27)	$0.19	$(1.20)

(4)Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, gain on the sale of our fishing and rental services operations and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Routine and tubulars	$1,601	$12,484	$3,053	$10,669	$33,027
Discretionary	1,169	3,850	1,400	5,503	19,798
Fleet additions	38,128	11,813	27,699	86,409	15,541
	40,898	28,147	32,152	102,581	68,366
Production Services Segment:
Routine	1,414	3,914	2,364	8,305	18,609
Discretionary	1,112	7,136	824	5,191	16,138
Fleet additions	2,939	6,974	3,012	14,313	17,625
	5,465	18,024	6,200	27,809	52,372
Net cash used for purchases of property and equipment	46,363	46,171	38,352	130,390	120,738
Net effect of accruals	(10,825)	6,494	7,992	308	9,840
Total capital expenditures	$35,538	$52,665	$46,344	$130,698	$130,578

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of October 29, 2015

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
900 HP	1	—	1
1000 HP	1	3	4
1200 to 2000 HP	1	32	33
Total	3	35	38

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			113
600 HP			11
Total			124

Wireline units			125

Coiled tubing units			17